Exhibit 99.1

National CineMedia, Inc. Announces First Quarter Fiscal 2007 Results

Centennial, CO - May 3, 2007 - National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 44.8% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced results for the first fiscal quarter ended March 29, 2007.

The Company completed its initial public offering (IPO) of stock and NCM LLC completed its debt financing on February 13, 2007 and thus these historical results for the current quarter are divided into two periods, pre-IPO from December 29, 2006 thru February 12, 2007 for its predecessor NCM LLC, and post-IPO from February 13, 2007 thru March 29, 2007 for its consolidated results after acquisition of its interest in NCM LLC. The pre-IPO results do not reflect the agreements and transactions associated with the IPO and debt financing.

Total revenue for the first quarter 2007 pre-IPO period was $23.6 million and $32.4 million for the post-IPO period, compared to $27.4 million in the entire first quarter of 2006. Total advertising revenue for the first quarter 2007 pre-IPO period was $20.6 million and $29.0 million for the post-IPO period, compared to $23.1 million in the entire first quarter of 2006. The year-over-year quarterly increase in advertising revenue was driven by an increase in inventory utilization or sell-thru and national CPMs (cost per thousand), initiation of payments associated with founding member beverage agreements, the conversion of founding member legacy contracts to NCM LLC contracts, and a 17.1% increase in the average number of theatre screens included in the NCM LLC network. National advertising inventory sell-thru was 66.2% compared to 46.7% in the first quarter of 2006 and average national advertising CPMs increased 6.8% from the first quarter 2006.

Net loss for the first quarter 2007 pre-IPO was $4.2 million and net income for the post-IPO period was $1.0 million, compared to a net loss of $9.4 million in the entire first quarter of 2006. The improvement was due primarily to higher revenue and the decrease in payments to NCM LLC’s founding member theatre circuits after the IPO, partially offset by higher advertising operating costs and selling and marketing costs associated with the increased revenue, higher interest expense post-IPO due to the debt financing, and increased costs associated with being a public company.

Commenting on the Company’s 2006 results, Chairman and CEO Kurt Hall said, “I am very proud of our management group and staff as we were able to successfully complete our IPO, while at the same time exceeding our first quarter internal revenue and EBITDA growth targets. Our continued focus on building market demand for the cinema medium and establishing new client relationships paid-off as we increased our national advertising sell-thru during the usually slow first quarter period, while also increasing national CPMs. We also made great progress expanding our meeting and events business with revenue up by over 120% over the first quarter of 2006.”

Mr. Hall concluded by saying, “We remain optimistic about the remainder of the year and the future of the cinema advertising medium. We continue to expand and strengthen our theatre network and marketers continue to move media budgets to new more effective mediums, such as NCM’s.”

Pro Forma Financial Information

In connection with the completion of the Company’s initial public offering of stock, the Company acquired its 44.8% interest in NCM LLC and the Company and NCM LLC entered into several new agreements (the “IPO Transaction”). The Company and NCM LLC’s founding members (AMC, Cinemark and Regal) entered into the amended LLC operating agreement and NCM LLC entered into the restated exhibitor services agreements, the Loews integration agreement with AMC and an $805.0 million senior secured credit facility with a group of lenders. In order to facilitate additional comparative analysis between periods, set forth below is pro forma financial information for the first quarter of fiscal 2006 and 2007 that reflects the IPO Transaction as if it had become effective on December 30, 2005. All pro forma amounts exclude payments from AMC associated with the Loews integration agreement as those amounts are recorded directly to the equity accounts.

Total pro forma revenue for the first quarter grew 51.1% to $62.1 million. Pro forma advertising revenue increased 45.7% to $55.8 million. Meetings and events pro forma revenue increased 121.4% to $6.2 million, due in part to the success of New York Metropolitan Opera events. Pro forma adjusted EBITDA more than doubled to $25.7 million from $12.5 million in the first quarter of 2006. Pro forma adjusted EBITDA as a percentage of total pro forma revenue increased to 41.4%, from 30.5% in the first quarter of 2006.

Dividend Policy

As previously disclosed, the Company intends to distribute over time a substantial portion of the distributions from NCM LLC in the form of quarterly dividends to its stockholders.  Initially these quarterly dividends are expected to be in the range of $0.10 to $0.12 per share.  The Company expects to declare its first quarterly dividend upon the completion of the second quarter of 2007 once approved by its Board of Directors and depending on the Company’s current earnings and cash flows, anticipated cash needs, and future prospects.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (866) 290-0916 or for international participants (913) 312-1226. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

EBITDA and Adjusted EBITDA

EBITDA, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures used by management to measure operating performance. EBITDA represents net income (loss) before net interest expense, income tax benefit (provision), and depreciation and amortization expense. Adjusted EBITDA excludes from EBITDA severance plan costs, share based payment costs and deferred stock compensation. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenue. EBITDA, adjusted EBITDA and adjusted EBITDA margin are important supplemental measures of operating performance because they eliminate items that have less bearing on our operating performance and so highlight trends in our core business that may not otherwise be apparent when relying solely on generally accepted accounting principles, or GAAP, financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Pro Forma Non-GAAP Information

The unaudited pro forma financial information for the first quarter of 2007 ended March 29, 2007 and the comparable period of 2006 is included for informational purposes only and does not purport to reflect the Company’s and NCM LLC’s results of operations that would have occurred had they operated as a separate, independent company during the periods presented. The historical results of NCM LLC have been affected by related party transactions as discussed more fully in the Company’s public filings with the Securities and Exchange Commission. The pro forma financial information should not be relied upon as being indicative of the Company’s and NCM LLC’s results of operations had the transactions contemplated in connection with the IPO Transaction been completed on the dates assumed. The pro forma financial information also does not project the results of operations for any future periods. The pro forma information is included because the Company believes it provides the most meaningful basis for comparison between periods.

About National CineMedia, Inc.

NCM LLC operates the largest digital in-theatre network in North America through long-term agreements with its founding members, AMC Entertainment Inc., Cinemark USA Inc. (NYSE: CNK) and Regal Entertainment Group (NYSE: RGC), the three largest theatre operators in the U.S., and through multi-year agreements with several other theatre operators. NCM LLC produces and distributes its FirstLook pre feature program; cinema and lobby advertising products; comprehensive meeting and event services and other entertainment programming content. NCM LLC’s national network includes approximately 14,000 screens of which approximately 12,200 are part of the Company’s Digital Content Network (DCN). NCM LLC’s DCN covers 154 Designated Market Areas® (49 of the top 50). During 2006, approximately 550 million patrons attended movies shown in theatres owned by the NCM LLC founding members (excluding Loews). National CineMedia, Inc. (NASDAQ: NCMI) owns a 44.8% interest in and is the managing member of NCM LLC.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; and 9) changes in interest rates, and 10) changes in accounting principles. Please refer to the Company's Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
Nikki Sacks	Lauren Leff
800-844-0935	212-931-8107
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.
Statement of Operations
unaudited
($ in millions, except per share data)		Pre-IPO Period	Post-IPO Period
	Quarter	December 29,	February 13,
	Ended	2006 thru	2007 thru
	March 30, 2006	February 12, 2007	March 29, 2007
	(predecessor)	(predecessor)
REVENUE:
Advertising	$23.1	$20.6	$29.0
Administrative fees—founding members	1.5	0.1	-
Meetings and events	2.8	2.9	3.3
Other	-	-	0.1
Total revenue	27.4	23.6	32.4

EXPENSES:
Advertising operating costs	1.4	1.1	1.0
Meetings and events operating costs	0.9	1.4	1.8
Network Costs	3.1	1.7	1.9
Circuit share/Theatre access fees—founding members	16.2	14.4	5.5
Selling and marketing costs	8.6	5.2	5.0
Administrative costs	3.5	2.8	2.7
Severance plan costs	1.9	0.4	0.5
Depreciation and amortization	1.2	0.7	0.4
Other costs	-	-	0.3
Total expenses	36.8	27.7	19.1
OPERATING INCOME / (LOSS)	(9.4)	(4.1)	13.3
Interest expense—net	-	0.1	8.2
INCOME / (LOSS) BEFORE INCOME TAXES	(9.4)	(4.2)	5.1
Income taxes	-	-	1.9
Minority interest—net	-	-	2.2
NET INCOME / (LOSS)	$(9.4)	$(4.2)	$1.0
Earnings per share:
Basic			$0.02
Diluted			$0.02

Selected Balance Sheet Data
unaudited
($ in millions)
	December 28,	March 29,
	2006	2007
Cash and Cash Equivalents	$6.7	$12.6
Receivables, net	63.9	51.8
Property and Equipment, net	12.6	13.2
Total Assets	90.0	398.5
Borrowings	10.0	776.0
Members' Equity	3.5	-
Stockholders' Equity (Deficit)	-	(588.8)

NATIONAL CINEMEDIA, INC. (Historical)
Operating Data
unaudited

	Quarter	Quarter
	Ended	Ended
	March 30, 2006	March 29, 2007

Founding Member Screens at Period End(1)	12,145	13,068

Total Screens at Period End(2)	13,215	13,995

Digital Screens at Period End(3)	10,652	12,214

Founding Member Attendance for Period(4) (in millions)	118.6	130.3

Capital Expenditures (in millions)	$1.3	$1.7

(1) Represents the total number of screens within our advertising network operated by NCM LLC’s founding members. Excludes Loews screens for all periods presented. Excludes Century operated screens for the quarter ended March 30, 2006.

(2) Represents the sum of founding member screens and network affiliate screens.

(3) Represents the total number of screens which are connected to the digital content network.

(4) Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members. Founding member attendance for the Pre-IPO Period December 29, 2006 thru February 12, 2007 was 67.3 million, and founding member attendance for the Post-IPO Period February 13, 2007 thru March 29, 2007 was 63.0 million. Excludes Loews attendance for all periods presented. Excludes Century attendance for the quarter ended March 30, 2006.

NATIONAL CINEMEDIA, INC. (Pro Forma)
Quarterly Results of Operations
unaudited
(in millions, except advertising revenue per founding member attendee)

	Quarter	Quarter
	Ended	Ended
	March 30, 2006	March 29, 2007

Advertising Revenue	$38.3	$55.8
Total Revenue	41.1	62.1
Operating Income	9.4	22.9

Founding Member Attendance	118.6	130.3
Advertising Revenue / Founding Member Attendee	$0.32	$0.43

EBITDA	$10.6	$24.0
Adjusted EBITDA	12.5	25.7
Adjusted EBITDA Margin	30.5%	41.4%

NATIONAL CINEMEDIA, INC.
Pro Forma Statement of Operations
unaudited
($ in millions, except per share data)

	Quarter Ended March 30, 2006 Historical	Contractual Adjustments	Transaction Adjustments	Quarter Ended March 30, 2006 Pro Forma, As Adjusted
Revenue:
Advertising	$23.1	$15.2	$-	$38.3
Administrative fee - founding members	1.5	(1.5)	-	-
Meetings and events	2.8	-	-	2.8
Other	-	-	-	-
TOTAL REVENUE	27.4	13.7	-	41.1

Expenses:
Advertising operating costs	1.4	-	-	1.4
Meetings/Events operating costs	0.9	-	-	0.9
Network costs	3.1	-	-	3.1
Circuit Share/Theatre access fee - founding members	16.2	(5.1)	-	11.1
Selling and marketing	8.6	-	-	8.6
Administrative	3.5	-	-	3.5
Severance plan costs	1.9	-	-	1.9
Depreciation and amortization	1.2	-	-	1.2
Other	-	-	-	-
TOTAL EXPENSES	36.8	(5.1)	-	31.7
Operating Income/(Loss)	(9.4)	18.8	-	9.4
Interest expense	-	-	16.2	16.2
Income/(Loss) before income taxes	(9.4)	18.8	(16.2)	(6.8)
Income taxes	-	-	(2.7)	(2.7)
Minority interest—net	-	-	(1.3)	(1.3)
NET INCOME/(LOSS)	$(9.4)	$18.8	$(12.2)	$(2.8)

Earnings/(loss) per share:
Basic				$(0.07)
Diluted				$(0.07)

NATIONAL CINEMEDIA, INC.
Pro Forma Statement of Operations
unaudited
($ in millions, except per share data)

	Pre-IPO period December 29, 2006 thru February 12, 2007 Historical	Post-IPO period February 13, 2007 thru March 29, 2007 Historical	Contractual Adjustments	Transaction Adjustments	Quarter Ended March 29, 2007 Pro Forma, As Adjusted
Revenue:
Advertising	$20.6	$29.0	$6.2	$-	$55.8
Administrative Fee - founding members	0.1	-	(0.1)	-	-
Meetings and Events	2.9	3.3	-	-	6.2
Other	-	0.1	-	-	0.1
TOTAL REVENUE	23.6	32.4	6.1	-	62.1

Expenses:
Advertising operating costs	1.1	1.0	-	-	2.1
Meetings/Events operating costs	1.4	1.8	-	-	3.2
Network costs	1.7	1.9	-	-	3.6
Circuit share/Theatre access fee - founding members	14.4	5.5	(7.7)	-	12.2
Selling and Marketing	5.2	5.0	-	-	10.2
Administrative	2.8	2.7	-	0.1	5.6
Severance plan costs	0.4	0.5	-	-	0.9
Depreciation and amortization	0.7	0.4	-	-	1.1
Other	-	0.3	-	-	0.3
TOTAL EXPENSES	27.7	19.1	(7.7)	0.1	39.2
Operating Income/(Loss)	(4.1)	13.3	13.8	(0.1)	22.9
Interest expense	0.1	8.2	-	8.1	16.4
Income/(Loss) before income taxes	(4.2)	5.1	13.8	(8.2)	6.5
Income taxes	-	1.9	-	0.7	2.6
Minority interest, net	-	2.2	-	0.9	3.1
NET INCOME/(LOSS)	$(4.2)	$1.0	$13.8	$(9.8)	$0.8
Earnings per share:
Basic					$0.02
Diluted					$0.02

Notes to the Pro Forma Consolidated Statements of Operations:

1.
Contractual adjustments represent the increase to advertising revenue to reflect the pro forma assignment from the founding members to NCM LLC of all legacy advertising contracts in accordance with the amended exhibitor services agreements, based on the actual revenue generated from those legacy contracts and the reversal of the related legacy contract administrative fees historically recorded by NCM LLC. Legacy advertising contracts are those contracts signed by RCM and NCN prior to the formation of NCM LLC. In addition, adjustments include the pro forma effect of the revenue from the sale of additional theatre advertising inventory to the founding members, in accordance with the exhibitor services agreements, in order for the founding members to fulfill their beverage concessionaire agreement on-screen advertising commitments. Contractual adjustments also include the change in circuit share payments pursuant to the exhibitor services agreements. Under the terms of the prior exhibitor service agreements with the founding members, the circuit share payments were based on varying percentages of advertising revenue. Under the modified exhibitor services agreements, the theatre access fee payments will initially be based on a per attendee and per digital screen calculation.

2.
Transaction adjustments represent interest expense, including amortization of deferred financing fees, over the term of the new senior secured credit facility of approximately $0.5 million per quarter or $1.9 million per year. Interest expense also includes the impact of an interest rate hedge agreement covering approximately 75% of the outstanding balance on the term loan. In addition, an adjustment to reflect minority interest expense is included, net of income tax expense/(benefit), resulting from the founding members’ ownership of approximately 55.2% of the NCM LLC common membership units outstanding immediately after the offering. Transaction adjustments also include adjustments necessary to reflect federal and state income taxes on the income allocated from NCM LLC to NCM Inc., including amortization of the payable related to the tax sharing agreement of approximately $2.8 million per quarter or $11.3 million per year.

3.
Basic earnings per share is calculated on the assumption that the 42,000,000 shares sold in the offering are outstanding over the entire period. Diluted earnings per share is calculated assuming that the unit option shares, as converted and unvested shares of restricted stock are outstanding during periods corresponding to their original issuance date (after application of the treasury stock method). The convertible common membership units of the founding members (which aggregate 51,850,951 shares) are not included as they are antidilutive, due to inclusion in interest expense of non-cash amortization of the tax payable to founding members which is not deducted by the LLC.

NATIONAL CINEMEDIA, INC. (Pro Forma)
Reconciliation of Net Income (Loss) to EBITDA to Adjusted EBITDA
unaudited
($ in millions)

The following table reconciles net income (loss) to EBITDA, adjusted EBITDA and adjusted EBITDA margin on a pro forma basis for the period presented:

	Quarter	Quarter
	Ended	Ended
	March 30, 2006	March 29, 2007

Net income (Loss)	$(2.8)	$0.8
Income taxes	(2.7)	2.6
Minority interest	(1.3)	3.1
Interest expense	16.2	16.4
Depreciation and amortization	1.2	1.1
EBITDA	$10.6	$24.0
Severance plan costs	1.9	0.9
Share-based payment costs (1)	-	0.8
Adjusted EBITDA	$12.5	$25.7
Adjusted EBITDA margin	30.5%	41.4%

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying pro forma financial statements.